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                                EXHIBIT 10 - 0                       PAGE 1 OF 2

MARINE MIDLAND BUSINESS LOANS INCORPORATED
12655 NORTH CENTRAL EXPRESSWAY, SUITE 300, DALLAS, TEXAS 75247-1717



                                          June 20, 1995



Mr. Dana Perry
Aztec Manufacturing Company
P.O. Box 668
400 N. Tarrant
Crowley, Texas  76036

Re:   Renewal and Amendment of Lending Facilities

Dear Dana,

      This correspondence is to inform you of the approved amendments to your lending facility in advance of an amendment to the loan documents. The following items have been approved by the appropriate credit authorities and are only contingent on acceptable Marine Midland Bank review of updated real property appraisals and legal documentation.

1)    Contract maturity has been extended to 12 May 97.

3) Increase term loan limit from 6,000,000 to 8,500,000 with borrowings limited to the lesser of line or the sum of 75% of FMV on updated real property appraisals plus 50% of NBV of real property at Arizona Galvanizing plus 65% of NBV of machinery and equipment.

4) Increase revolver line limit from 9,000,000 to 10,000,000 with borrowings limited to the same borrowing base formulas.

5) Decrease interest rate from Prime plus 1.25% to Prime plus .5%, collection days from 2 business days to 1 business day, collateral management fee from 800 monthly to 400 monthly, effective 1 Jul 95.

6)    Amend interest rate earndown provisions from current to:
           a. For FYE 29Feb96, achieve net profit after tax of 2,200,000 or greater and interest rate is reduced by .25%.
           b. For FYE 28Feb97, achieve net profit after tax of 2,000,000 or greater and interest rate is reduced by .25%.


TELEPHONE: (214) 385-3500
FACSIMILE: (214) 239-6408                                      MEMBER HSBC GROUP
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                                EXHIBIT 10 - 0                       PAGE 2 OF 2


      Reduced rate to be effective upon receipt of certified financial statements.

7) Amend Debt Coverage Ratio from 2.5 times to 1.75 times, revise Minimum Tangible Net Worth from 16,000,000 to 14,600,000, and Total Liabilities to TNW from 1:1 to 1.85:1.

It is further acknowledged that as of the quarter ending 31May95 the company is in violation of the Debt Coverage Ration of 2.5 times. Please allow this correspondence to waive the Lender's enforcement of its rights against the Debtor arising from this Event of Default to the extent, and only to the extent, that this specific Event of Default existed under the Loan and Security Agreement on or as of 31May95. This waiver shall be effective only for the above mentioned Event of Default on the date specified and is not a waiver any other Events of Default now existing or hereafter arising.



                                             Sincerely,

                                             /s/Neal T. Legan
                                             ----------------
                                             Neal T. Legan
                                             Assistant Vice President